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                                                                     Exhibit 4.2


                               AMENDMENT #1 TO THE
                          1999 STOCK INCENTIVE PLAN OF
                                  AMETEK, INC.


         WHEREAS, AMETEK, Inc. has adopted the 1999 Stock Incentive Plan of AMETEK, Inc. (the "Plan"); and

         WHEREAS, Section 18 of the Plan permits the Board of Directors to amend the Plan; and

         WHEREAS, the Board of Directors now desires to amend the Plan in certain respects;

         NOW THEREFORE, the Plan is hereby amended as follows:

         1. Section 18. Administration and Amendment of the Plan is hereby amended to restate the first paragraph to read as follows:

                 "Except as hereinafter provided, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan and the terms and conditions of any Incentive Award not theretofor granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Incentive Award, may at any time withdraw or from time to time amend the Plan and the terms and conditions of such Incentive Awards as have been theretofor granted. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (a) amend the Plan without the approval of the stockholders, if such approval is required by Section 422 of the Code, or (b) materially amend the Plan without stockholder approval."

         2. The provisions of the Amendment shall become effective as of May 12, 1999 and may apply to Options and Rights granted or outstanding on or after that date, including, without limitation, outstanding Options and Rights which were granted prior to that date.
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         3. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Board of Directors has caused this Amendment to be executed by a duly authorized officer of the Company, and its corporate seal to be affixed, as of the 12th day of May, 1999.

                                      AMETEK, Inc.

                                      By: /s/Donna F. Winquist
                                          ---------------------------------
                                          Donna F. Winquist
                                          Vice President, Corporate Counsel
                                          and Corporate Secretary

ATTEST:

/s/Kathryn E. Londra
---------------------------------
Kathryn E. Londra
Manager - Corporate Services
and Assistant Corporate Secretary


(SEAL)